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December 31, 2004

Mr. Jeffrey A. Brandes
3 Davis Road
Lexington, MA 02421

Dear Jeff:

        In connection with the termination of your employment with Network Engines, Inc. (the "Company") on January 14, 2004, you are eligible to receive the severance benefits described in the "Description of Severance Benefits" attached to this letter as Attachment A if you sign and return this letter agreement to Carol Walsh in the enclosed envelope by January 21, 2005. By signing and returning this letter, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3. Therefore, you are advised to consult with your attorney before signing this letter and you may take up to seven (7) days to do so. If you sign this letter, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it. If you do not so revoke, this letter will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.

        If you choose not to sign and return this letter agreement by January 21, 2005, you shall not receive any severance benefits from the Company. You will, however, receive payment on your termination for any unused vacation time accrued through the termination date, which will be paid with your final paycheck. Also, regardless of signing this letter, you may elect to continue receiving group medical insurance pursuant to the federal "COBRA" law, 29 U.S.C. § 1161 et seq. All premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits. All other benefits, including life insurance and long term disability, will cease upon your termination date.

        If, after reviewing this letter agreement with your attorney, you find the terms and conditions are satisfactory to you, you should sign and return this letter to Carol Walsh in the enclosed envelope by January 21, 2005.

        The following numbered paragraphs set forth the terms and conditions which will apply if you timely sign and return this letter agreement and do not revoke it within the seven (7) day period:

1.
Termination Date-Your effective date of termination from the Company is January 14, 2005. (the "Termination Date").

2.
Description of Severance Benefits-The severance benefits paid to you if you timely sign and return this letter are described in the "Description of Severance Benefits" attached as Attachment A (the "severance benefits").

3.
Release-In consideration of the payment of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which you ever had or now have against the Released Parties arising out of your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age

  Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., and the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. §1001 et seq., and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., all as amended; the Massachusetts Fair Employment Practices Act., M.G.L. c.151B, §1 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, §102 and M.G.L. c.214, §1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, §1 et seq., and the Massachusetts Privacy Act, M.G.L. c. 214, §1B, all as amended; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. Notwithstanding the foregoing, you will remain entitled to enforce your rights with respect to equity ownership in the Company in accordance with the terms of any stock, stock-option or similar agreements that you have previously entered into with the Company.

  Nothing in the foregoing release shall affect your right or that of the Company to enforce your or its rights under either this letter agreement or the Executive Retention Agreement entered into between the Company and you as of November 11, 2002.

4.
Invention, Non-Disclosure, Non-Competition and Non-Solicitation-You acknowledge and reaffirm your obligation to keep confidential all non-public information concerning the Company which you acquired during the course of your employment with the Company, as stated more fully in the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement you executed at the inception of your employment which remains in full force and effect. You further acknowledge and reaffirm your obligations under the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement with regard to inventions, non-competition and non-solicitation which also remains in full force and effect.

5.
Return of Company Property-You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those which you developed or help develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

6.
Non-Disparagement-You understand and agree that as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company's business affairs and financial condition. The Company agrees not to make any false, disparaging or derogatory statements concerning you to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company.

7.
Amendment-This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

8.
Waiver of Rights-No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9.
Validity-Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

10.
Confidentiality-You understand and agree that as a condition for payment to you of the severance benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company. Notwithstanding the foregoing, you may disclose the terms of this letter agreement to your immediate family members and to your attorneys, accountants and/or financial advisers who are subject to an obligation to preserve the confidentiality of information you provide, provided that you inform such persons or entities of this confidentiality obligation and direct them not to disclose such information further.

11.
Nature of Agreement-You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

12.
Acknowledgments-You acknowledge that you have been given at least seven (7)days to consider this letter agreement, including Attachment A, and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

13.
Voluntary Assent-You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, including Attachments A and B, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

14.
Applicable Law-This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

15.
Entire Agreement-This letter agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 herein.

        If you have any questions about the matters covered in this letter, please contact Carol Walsh at 781-332-1157.

Very truly yours,
/s/ DOUGLAS G. BRYANT Douglas G. Bryant Chief Financial Officer

        I hereby agree to the terms and conditions set forth above and in the attached Description of Severance Benefits. I have been given at least seven (7)days to consider this agreement and I have chosen to execute this on the date below. I intend that this letter agreement become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

/s/ JEFFREY A. BRANDES Jeffrey A. Brandes	Date: January 11, 2005

To be returned in the enclosed envelope by January 21, 2005.

ATTACHMENT A
DESCRIPTION OF SEVERANCE BENEFITS

Jeffrey A. Brandes

        Compensation.    The Company will pay you a lump sum payment equal to twenty six (26) weeks of severance pay (equivalent to $100,000.16), less all applicable state and federal taxes. This severance pay will be paid no earlier than the eighth (8th) day after your execution of this letter agreement.

        Benefits.    The Company will reimburse you, provided that you elect COBRA continuation coverage, for six (6) months of COBRA medical, dental and vision continuation costs. Thereafter, you may continue receiving group medical insurance pursuant to the federal "COBRA" law, 29 U.S.C. § 1161 et seq. and all premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits.

        Stock Acceleration.    Effective upon the Termination Date, the vesting of each outstanding option to purchase shares of the Company held by you shall be determined as though you had remained employed by the Company until six months after the Termination Date. Further, each outstanding option to purchase shares of the Company held by you shall remain exercisable (to the extent vested) for a period of six months after the Termination Date. Please note that the favorable tax treatment of Incentive Stock Options will expire on the 90th day following your termination date.

        Further, outplacement services will be arranged for you by the Company, with King and bishop for up to three months. The use of the outplacement services must occur within the three month period following the Termination Date. The cost of these outplacement services will be paid by the Company.

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ATTACHMENT A DESCRIPTION OF SEVERANCE BENEFITS
Jeffrey A. Brandes